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                                                               CUSIP 912 325 AA5

                          U.S. OFFICE PRODUCTS COMPANY
          OFFER TO EXCHANGE UP TO 8,889,920 SHARES OF COMMON STOCK FOR
                 5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2001
                 AT A TEMPORARILY REDUCED NOTE CONVERSION PRICE
                               DATED MAY 1, 1998

    THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
               NEW YORK CITY TIME, MAY 29, 1998, UNLESS EXTENDED

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    Enclosed for your consideration is an Offering Circular/Prospectus dated May 1, 1998 (the "Offering Circular/Prospectus") and a form of Letter of Transmittal (the "Letter of Transmittal" which, together with the Offering Circular/Prospectus constitutes the "Exchange Offer"), relating to the offer by U.S. Office Products Company (the "Company") to exchange shares of its Common Stock for its outstanding 5 1/2% Convertible Subordinated Notes due 2001 (the "Notes") at a temporarily reduced conversion price. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Offering Circular/Prospectus.

    The Notes are currently convertible into shares of Common Stock at a rate of one share for each $19.00 principal amount of the Notes (the "Existing Conversion Price"). During the Exchange Period, holders of the Notes (the "Holders") will be able to exchange the Notes for Common Stock at an exchange rate of 61.843 shares per $1,000 principal amount of the Notes pursuant to the Exchange Offer, which effectively reduces the conversion price to $16.17 per share (the "Reduced Conversion Price"). The Company will pay in cash unpaid interest accrued on the Notes through the Expiration Date (as defined below) with respect to all Notes tendered pursuant to the Exchange Offer.

    We are asking you to contact your clients for whom you hold Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Notes registered in their own names. The Company will pay all transfer taxes, if any, applicable to the tender for exchange of Notes, except as otherwise provided in the Offering Circular/Prospectus and the Letter of Transmittal.

    Enclosed herewith are copies of the following documents:

    1. An Offering Circular/Prospectus dated May 1, 1998 relating to the Exchange Offer;

    2. A Letter of Transmittal for your use and for the information of your clients in connection with the Exchange Offer; and

    3. A form of a letter which may be sent to your clients for whose account you hold the Notes in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer and the Equity Self-Tender referred to in the Offering Circular/Prospectus.

    DTC participants will be able to tender Notes through the DTC Automated Tender Offer Program ("ATOP").

    PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 29, 1998, UNLESS EXTENDED (THE "EXPIRATION DATE"). WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

    The Company will not pay any fees or commissions to any broker or dealer or other person for soliciting exchange of the Notes pursuant to the Exchange Offer. You will be reimbursed for customary
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mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients as described in the Offering Circular/Prospectus under the caption "The Terms of the Exchange Offer--Fees and Expenses."

    Additional copies of the enclosed materials may be obtained from the Information Agent, at its address and telephone number set forth on the back cover of the enclosed Offering Circular/Prospectus.

                                          Very truly yours,

                                          BancAmerica Robertson Stephens

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY, THE EXCHANGE AGENT, THE INFORMATION AGENT, THE TRUSTEE OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER WHICH IS NOT CONTAINED IN THE OFFERING CIRCULAR/PROSPECTUS OR THE LETTER OF TRANSMITTAL.